Exhibit 10.12.1
Robert S. Ehrlich Chairman and Chief Executive Officer
Arotech Corporation

1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Tel:  (800) 281-0356   Fax:  (734) 761-5368
http://www.arotech.com
Nasdaq Global Market: ARTX
Writer’s direct dial: +972-2-990-6612
Writer’s direct fax: +972-2-990-6688
Writer’s e-mail: ehrlich@arotech.com

April 9, 2009

Mr. Thomas J. Paup
c/o Arotech Corporation
1229 Oak Valley Road
Ann Arbor, Michigan 48108

Dear Tom:

Re:           Your Employment Agreement dated April 14, 2008

In connection with your amended and restated employment with Arotech Corporation dated April 14, 2008 (the “Company”), we wish to amend the above-referenced employment agreement between you and the Company (the “Agreement”) in certain respects. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.	The first sentence of Section 5 of the Agreement is hereby deleted in its entirety, and in place and stead thereof the following language is hereby inserted:

“This Agreement shall be for a period of four years (the “Term”). Any failure of the parties to extend the Term of this Agreement or to enter into a new employment agreement on or before January 31, 2012 shall hereinafter be defined as a “Non-Renewal.”

2.	Throughout the Agreement. any and all references to the “Initial Term” or to an “Additional Term” shall be deemed to be references to the “Term.”

3.	The following new subsection 5(d) is hereby inserted:

“(d)           In the event of a termination due to Change of Control, all of the Executive’s stock options, whether or not they have yet vested, shall immediately vest and shall be extended for a period of the later of (x) the expiration date thereof, and (y) the second anniversary of such Change of Control, and all of the Executive’s restricted stock shall immediately become unrestricted and freely tradable (subject to applicable securities laws). In the event of termination due to any other reason except for Termination for Cause, the Executive’s then-vested stock options shall be extended for a period of the earlier of (x) the expiration date thereof, and (y) two years after such termination. For the avoidance of doubt, it is hereby clarified that if the Executive’s employment is terminated by the Company other than for the reasons set forth in subsection (b) above, including without limitation a Non-Renewal, the Executive will be entitled to be paid upon Termination, in addition to and not instead of all accrued compensation and all other compensation due to the Executive pursuant to the provisions of Section 5(c) above, all Base Salary that the Executive would have been paid through the end of the Term but for the termination.”

4.
Pursuant to the terms of the Agreement, your Base Salary is supposed to be increased by 6% each year to take account of inflation (irrespective of the actual inflation rate). You hereby agree to waive this increase in respect of 2009. Notwithstanding this waiver and any future waiver of this 6% increase, your “Base Salary” for purposes of determining compensation upon Termination shall refer to the higher of (i) your actual monthly Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the Termination Date, and (ii) what your Base Salary at the Termination Date would have been had you not waived the 6% increase(s) referred to above.

5.	In all other respects, the terms of the Agreement will govern the relationship between us.

If the foregoing is acceptable to you, kindly sign this letter in the space provided for your signature below, whereupon this letter will become a binding amendment to the Agreement.

Sincerely yours,

AROTECH CORPORATION

By:_________________________________
Robert S. Ehrlich
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

___________________________
Thomas J. Paup